EXHIBIT 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044
Peerless Systems Announces Fourth Quarter
And Full-Year Results For Fiscal 2006
Selected Highlights:
•	Fourth quarter net income improves 57% to $1.8 million, or $0.09 per diluted share, versus comparable year-ago period
•	Cash and short term investments reach $13.2 million
•	Full-year net income of $4.3 million represents a $10.1 million improvement versus prior-year loss
•	Full-year revenue up 57% to $36.2 million versus fiscal 2005
•	SoC development work accelerates following recently announced design win
EL SEGUNDO, Calif., March 30, 2006 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its fourth quarter and full fiscal year ended January 31, 2006.
Fourth Quarter Results
Fourth quarter revenue increased 16% to $9.6 million from $8.3 million in the prior year’s fourth quarter, and was flat versus $9.6 million reported in the third quarter. Product licensing revenue was $6.7 million compared with $6.8 million in last year’s fourth quarter and $5.9 million reported in the most recent quarter. Engineering services and maintenance revenue was $2.7 million versus $0.8 million reported in the prior fourth quarter and $3.2 million in the third quarter. The increase in engineering services revenue versus last year’s fourth quarter resulted primarily from the $2.0 million in revenue for quarterly development services performed under an agreement with Kyocera-Mita. Peerless also earned the full $0.25 million in quarterly performance incentives addressed in the Kyocera-Mita agreement. Hardware revenue was $0.2 million versus $0.7 million in the fourth quarter last year and $0.6 million in the third quarter.
The Company signed three fourth-quarter license agreements with a combined value of $5.0 million, all of which were recognized as revenue during the quarter. Licensing backlog at the end of the period was $0.4 million, which will be recognized over the next two quarters. Contract backlog for engineering services was $0.3 million, although this does not include additional amounts expected under the Kyocera-Mita agreement.
Gross margin in the fourth quarter was 57.0% compared with 69.0% in last year’s fourth quarter and 51.5% in the most recent quarter. Research and development expenses were $1.7 million, or 17.4% of revenue, versus $2.7 million, or 32.5% of revenue, in the fourth quarter last year when Peerless was finalizing the development and testing of its high-performance color technologies and hardware. Gross margin performance and R&D expenses both declined from the comparable year-ago period due to the transition of in-house engineering efforts to customer development efforts. Third quarter R&D expenses totaled $1.5 million, or 15.4% of revenue.
Sales and marketing expenses were $0.9 million, or 9.2% of revenue, compared with $0.8 million, or 9.2% of revenue, in the fourth quarter last year, and $0.8 million, or 8.4% of revenue, in the third quarter. General and administrative expenses were $1.2 million, or 12.4% of revenue, versus $1.1 million, or 13.7% of revenue, in the year-ago period and $1.6 million, or 16.8% of revenue, in the third quarter.
Net income in the fourth quarter was $1.8 million, or $0.09 per diluted share, a 57% increase when compared with net income of $1.1 million, or $0.07 per diluted share, in the fourth quarter last year. Net income in the previous quarter was $1.0 million, or $0.06 per diluted share.
Peerless reported total assets at the end of the quarter of $20.0 million, including cash and short-term investments of $13.2 million, or $0.72 per diluted share. Stockholders’ equity was $11.9 million, or $0.71 per diluted share. Days sales outstanding for receivables and unbilled were 48 versus 48 at the end of the third quarter and 32 at January 31, 2005.
Fiscal 2006 Results
For the full fiscal year, total revenue advanced 57% to $36.2 million from $23.1 million in the comparable period a year ago. Gross margin was 52.8% versus 61.8% in fiscal 2005. Net income increased to $4.3 million, or $0.23 per diluted share, representing a positive swing of $10.1 million when compared with the net loss of $5.8 million, or $0.37 per diluted share, reported in the prior fiscal year.
Management Commentary
Howard Nellor, president and chief executive officer, said, “Fiscal 2006 was a milestone year for Peerless Systems. In addition to strong improvements in our top-line performance and a transition to solid profitability, we validated the commercial viability of the high-performance color technologies we have worked so hard to develop. We initiated our development partnership with Kyocera-Mita approximately one year ago, and are very encouraged by our accomplishments to date. This long-term agreement contributed $9 million in engineering-service revenue during fiscal 2006. As a result of our efforts during the initial phase of this agreement, Kyocera-Mita has indicated that it plans to incorporate new technologies into current product lines, and this should trigger initial licensing revenue from the agreement during the current fiscal year. We expect licensing revenue to continue to grow beginning early next fiscal year as new products currently under development begin to enter the market.
Nellor added, “During the past year, we also established an important new-business strategy designed to leverage the strength of our ASIC (application specific integrated circuit) development capabilities and capitalize on growing demand for new SoC (system-on-chip) technologies. Our non-exclusive SoC design win with an important supplier of semiconductors has confirmed the merits of our SoC strategy, which is intended to bring revenues from chip sales and potential software licensing revenues.”
Nellor said that the Peerless’ core business performed better than expected during fiscal 2006, thanks in part to significant upgrades that have been made to the Company’s monochrome code base. “The tireless work of our engineers and development teams has provided Peerless with a robust product suite and has made us much more relevant to new and prospective customers. The entire Peerless team deserves a great deal of credit for our success during the past year, and I am truly grateful to serve with such a talented and dedicated staff.
“We have entered fiscal 2007 with strong momentum and a range of opportunities that could maintain our growth,” Nellor said. “Discussions with OEMs are continuing regarding incorporation of our imaging and networking technologies into traditional controllers. Additionally, we believe our SoC strategy and partnership will provide us with important exposure in the mid- and lower-end imaging markets, where product shipment volumes are high and royalty opportunities are significant.”
Guidance
Management anticipates first quarter revenue of between $9.0 million and $9.5 million, and first quarter income of between $1.1 million and $1.6 million, prior to the impact of FASB 123R, which is expected to reduce net income by $50,000 to $100,000. First quarter guidance is dependant upon the receipt of four new licensing agreements totaling $3.7 million, one of which would be a $3.0 million block license. The Company also is expecting $0.1 million to $0.2 million in service revenue from the SoC development agreement and the $2.0 million quarterly revenue from Kyocera-Mita. Because collections on new licensing agreements are expected to occur subsequent to April 30, cash and investments are expected to decline at April 30, but should remain above $12.0 million.
Peerless anticipates total development revenue under the SoC contract will range from $1.5 million to $2.0 million this fiscal year. If the SoC device is commercially successful, royalty revenue from the licensing of software and hardware intellectual property could also be meaningful.
For the full fiscal year ending January 31, 2007, revenue is expected to exceed $40.0 million and the Company expects to report year-over-year growth in net income, even after the impact of FASB 123R. While new technologies are expected for insertion into existing Kyocera Mita products this fiscal year, the Company expects that new products with Peerless technologies will now begin shipping in FY08.
Peerless and Kyocera-Mita have not been able to come to agreement as of yet on the terms of a definitive agreement and have to date continued to operate under the binding MOU. The guidance and other forecasts addressed above assume that Peerless and Kyocera-Mita will enter into definitive agreements that have comparable terms to those contained in the binding MOU, or the parties will continue to operate under the binding MOU.
As always, management and the board of directors will consider all opportunities to enhance the value of the Company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers, and/or acquisitions.
Management Update
Nellor said that Bill Neil, who has served as chief financial officer since 2000, has informed the board of his plans to retire. “Bill has been a real asset to Peerless Systems and has played a key role in improving our financial strength and enhancing our planning and reporting processes. Ever since joining the Company in 1998 as corporate controller, Bill has endured a daily four-hour commute to and from the office. Although he and his expertise will be missed, Bill has certainly earned the rest and relaxation he has been seeking at his home near Lake Hughes, California.

Nellor said that Peerless is always looking to enhance the strength of the management team and the Company may retain an executive search firm to secure a replacement for Mr. Neil, who will remain with the Company until his successor is hired.
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal fourth quarter and full-year results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 866-362-4832 (617-597-5364 for international callers) and entering the passcode 35179819. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through April 6, 2006, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 69725556.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
This press release contains forward-looking statements regarding future events and our future performance that involve risks and uncertainties that could cause actual results to differ materially. In particular, statements regarding the outlook for our future business, financial performance and growth, profitability, product availability, potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements. Forward-looking statements also include but are not limited to statements under the heading “Guidance” and statements that relate to the introduction by Kyocera-Mita of new products incorporating our technologies, our ASIC and SoC development activities, our discussions with other OEM’s interested in incorporating our color technologies into their products, the prospects for our SoC strategy and any other statements that relate to the intent, belief, plans or expectations of Peerless or its management or any statement that is not a historical fact. Because forecasts are inherently estimates that cannot be made with precision, Peerless’ performance at times differs materially from its estimates and targets, and Peerless often does not know what the actual results will be until after a quarter’s end and/or year’s end. Therefore, Peerless will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Peerless.
Any other statements in this press release that refer to Peerless’ expected, estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Peerless’ current analysis of existing trends and information and represent Peerless’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Peerless’ business, including, among other things, changing competitive, and market conditions, the impact of Microsoft’s Vista operating system, our ability to sell a new generation of printing technologies to manufacturers of advanced office workgroup products, our research and development capabilities, our ability to recognize revenue from new OEM product lines of high-performance color technology, our ability to maintain and build relationships with our current and future customer base, including Konica Minolta, Novell, Seiko Epson and Kyocera Mita, the timing of licensing revenues and the reduced demand for our existing monochrome technologies, our ability and our partner’s ability to find customers for our advanced SoC devices and software, an adverse change in our relationship with Adobe Systems Incorporated or Novell Inc., the possibility that price and other competitive pressures may make the marketing and sale of our products not commercially feasible, technological advances and patents obtained by competitors, the results of any pending or future litigations, investigations or claims and the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates, international relations and the state of the economy worldwide, can materially affect Peerless’ results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Peerless expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in Peerless’ periodic public filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Peerless and its Businesses” in Peerless’ most recent Annual Report filed on Form 10-K for the fiscal year ended January 31, 2005 and Peerless’ most recent quarterly report filed on Form 10-Q for the quarter ended October 31, 2005. Copies of Peerless’ press releases and additional information about Peerless is available at www.Peerless.com or you can contact the Peerless Investor Relations Department by calling (562) 366-1552.
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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	January 31,
	2006		2005
Revenues:
Product licensing	$6,689	69.4%	$6,790	82.0%
Engineering services and maintenance	2,714	28.2%	833	10.1%
Hardware sales	235	2.4%	658	7.9%

Total revenues	9,638	100.0%	8,281	100.0%

Cost of revenues:
Product licensing	1,721	17.9%	1,192	14.4%
Engineering services and maintenance	2,241	23.2%	885	10.6%
Hardware sales	182	1.9%	494	6.0%

Total cost of revenues	4,144	43.0%	2,571	31.0%

Gross margin	5,494	57.0%	5,710	69.0%

Operating expenses:
Research and development	1,676	17.4%	2,692	32.5%
Sales and marketing	889	9.2%	760	9.2%
General and administrative	1,197	12.4%	1,127	13.7%

Total operating expenses	3,762	39.0%	4,579	55.4%

Income from operations	1,732	18.0%	1,131	13.6%
Other income (expense)	24	0.2%	(10)	-0.1%

Income before income taxes	1,756	18.2%	1,121	13.5%
Provision for income taxes	1	0.0%	1	0.0%

Net income	$1,755	18.2%	$1,120	13.5%

Basic earnings per share	$0.10		$0.07

Diluted earnings per share	$0.09		$0.07

Weighted average common shares outstanding – basic	16,770		16,004

Weighted average common shares outstanding – diluted	19,312		16,410

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Twelve Months Ended
	January 31,
	2006		2005
Revenues:
Product licensing	$21,021	58.1%	$18,163	78.7%
Engineering services and maintenance	11,921	33.0%	2,664	11.5%
Hardware sales	3,215	8.9%	2,251	9.8%

Total revenues	36,157	100.0%	23,078	100.0%

Cost of revenues:
Product licensing	6,499	18.0%	4,318	18.7%
Engineering services and maintenance	8,085	22.4%	3,353	14.5%
Hardware sales	2,464	6.8%	1,142	5.0%

Total cost of revenues	17,048	47.2%	8,813	38.2%

Gross margin	19,109	52.8%	14,265	61.8%

Operating expenses:
Research and development	5,729	15.8%	11,723	50.8%
Sales and marketing	3,481	9.6%	3,668	15.9%
General and administrative	5,552	15.4%	4,551	19.7%

Total operating expenses	14,762	40.8%	19,942	86.4%

Income (loss) from operations	4,347	12.0%	(5,677)	-24.6%
Other income (expense)	(4)	-0.0%	23	0.1%

Income (loss) before income taxes	4,343	12.0%	(5,654)	-24.5%
Provision for income taxes	29	0.1%	151	0.7%

Net income (loss)	$4,314	11.9%	$(5,805)	-25.2%

Basic earnings (loss) per share	$0.26		$(0.37)

Diluted earnings (loss) per share	$0.23		$(0.37)

Weighted average common shares outstanding – basic	16,496		15,891

Weighted average common shares outstanding – diluted	18,465		15,891

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	January 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$13,220	$5,099
Short-term investments	—	1,397
Trade accounts receivable, net	2,128	2,037
Unbilled receivables	3,032	952
Inventory	—	688
Prepaid expenses and other current assets	559	397

Total current assets	18,939	10,570
Property and equipment, net	904	1,382
Other assets	191	695

Total assets	$20,034	$12,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$479	$870
Accrued wages	693	410
Accrued compensated absences	872	754
Accrued product licensing costs	4,325	2,364
Other current liabilities	743	470
Deferred revenue	708	897

Total current liabilities	7,820	5,765
Other liabilities	275	418

Total liabilities	8,095	6,183

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	50,940	49,761
Accumulated deficit	(38,925)	(43,239)
Accumulated other comprehensive income	21	39
Treasury stock	(113)	(113)

Total stockholders’ equity	11,939	6,464

Total liabilities and stockholders’ equity	$20,034	$12,647